Exhibit 4.3
AGREEMENT
     This Agreement (the “Agreement”) is effective as of November 30, 2005 (the “Effective Date”) by and between Nortia Capital Partners, Inc., a Nevada corporation (the “Purchaser”) and All-American Pet Company Inc., a New York corporation (collectively with any successor in interest by merger, the “Company”). For purposes of this Agreement, each of the Purchaser and the Company shall be referred to individually as a “Party” and both of them shall be referred to collectively as the “Parties”.
     In consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
     1. Definitions
          1.1 Agreement shall have the meaning set forth in the Preamble.
          1.2 Asserted Liability shall have the meaning set forth in Section 8.3.
          1.3 Company shall have the meaning set forth in the Preamble.
          1.6 Common Stock shall have the meaning set forth in Section 2.
          1.7 Effective Date shall have the meaning set forth in the Preamble.
          1.8 Financial Statements shall have the meaning set forth in Section 4.4(a).
          1.9 GAAP shall mean generally accepted United States accounting principles.
          1.10 Governmental Body shall mean:
               (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
               (b) federal, state, local, municipal, foreign, or other government;
               (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
               (d) multi-national organization or body; or
               (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          1.12 Indemnified Party shall have the meaning set forth in Section 9.3.
          1.13 Indemnifying Party shall have the meaning set forth in Section 9.3.
          1.14 Losses shall mean losses, claims, damages of every type, nature or description, fines, penalties, Taxes incurred for which indemnification may be sought pursuant to Section 9 hereof, including related costs and expenses which include but are not limited to attorneys’ fees, court costs, accountant’s fees and costs, proof of claim expenses, expert witness fees and costs, remediation costs, and reasonable fees and disbursements of counsel.
          1.15 New Securities shall have the meaning set forth in Section 6.5(b).
          1.16 Notice shall have the meaning set forth in Section 10.2.
          1.17 Parties shall have the meaning set forth in the Preamble.
          1.18 Person shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
          1.19 Purchase Price shall have the meaning set forth in Section 3.2.
          1.20 Purchaser shall have the meaning set forth in the Preamble.
          1.21 Registration Statement shall have the meaning set forth in Section 6.2.
          1.22 Reorganization shall have the meaning set forth in Section 2.
          1.23 Securities Act shall mean the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          1.24 Shares shall have the meaning set forth in Section 3.1.
     2. Maryland Reorganization. The Company hereby agrees to file            Articles of Incorporation in the State of Maryland that shall provide for authorized capital of 50,000,000 shares of common stock with $.001 par value (the “Common Stock”) and 10,000,000 shares of preferred stock with $.001 par value. Upon confirmation from the Secretary of State of the State of Maryland that the Articles of Incorporation have been filed, the Company hereby agrees to file Articles of Merger with the Secretary of State of the State of New York and the State of Maryland, pursuant to which the Company will merge with and into the newly created Maryland corporation (the “Reorganization”).
     3. Purchase And Sale Of Shares.
          3.1 Purchase And Sale. Upon completion of the Reorganization, the Company agrees to issue and to the Purchaser, and the Purchaser agrees to purchase from the Company, an aggregate of 750,000 shares (the “Shares”) of Common Stock and options to purchase 500,000 shares of Common Stock at an exercise price of $.50 per share. The option shall expire on November 30, 2007.
          3.2 Purchase Price. The purchase price for the Shares shall be an aggregate of $100,000 (the “Purchase Price”). The Purchaser shall pay the Purchase Price by check delivered to the Company or by a wire transfer to a bank selected by the Company pursuant to wire transfer instructions to be delivered by the Company. Upon receipt of the Purchase Price, the Company shall deliver to the Purchaser a stock certificate or certificates representing the Shares.
     4. Representations of the Company. Seller represents and warrants to Purchaser as of the Effective Date:
          4.1 Organization and Good Standing.
               (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.
               (b) The Company has delivered to the Purchaser complete and correct copies of the Company’s Articles of Incorporation and By-laws as currently in effect, and such Articles of Incorporation and By-laws have not been amended, corrected, restated or superseded in any way. The Company is not in violation, nor has it taken any action in violation, of any provisions of its Articles of Incorporation or By-laws. The Company has delivered to the Purchaser minutes of all of the Company’s board of directors and stockholders meetings, all of which are complete and accurate as of the date of the Effective Date.
          4.2 Authority; No Conflict.
               (a) This Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.
               (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Company’s Articles of Incorporation or By-laws, or (B) any resolution adopted by the board of directors or the stockholders of the Company; or (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby.

          4.3 Capitalization; Shareholders.
               (a) The authorized equity securities of the Company consists of 100 shares common stock, of which 100 shares are issued and outstanding. All of the Company’s outstanding shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable.
               (b) The Company has delivered to the Purchaser a complete and correct list of all the shareholders of the Company, including the number of shares of common stock each shareholder owns.
          4.4 Financial Statements. The Company has delivered to the Purchaser unaudited financial statements of the Company, as of and for the ten-month period ended October 31, 2005 (including the notes thereto, if any, the “Financial Statements”). The Financial Statements are complete and correct in all material respects as of their respective dates and have been prepared in accordance with GAAP. The Financial Statements fairly present the financial condition and operating results of the Company at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).
          4.5 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the boards of directors, and no meeting of any such stockholders or board of director has been held for which minutes have not been prepared and are not contained in such minute books.
     5. Representations Of Purchaser. The Purchaser represents and warrants to the Company as of the Effective Date:
          5.1 Authority; No Conflict.
               (a) This Agreement constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. The Purchaser has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.
               (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Purchaser’s Articles of Incorporation or By-laws, or (B) any resolution adopted by the board of directors or the stockholders of the Purchaser; or (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby.

          5.2 Access to Information. The Purchaser has had the opportunity to discuss the sale of the Shares with the Company, and the Purchaser has obtained or been given access to all information concerning the Company that the Purchaser has requested.
          5.3 Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view to distribution of the Shares within the meaning of Section 2(11) of the Securities Act.
     6. Covenants
          6.1 Access and Investigation. The Company and its representatives shall:
               (a) afford the Purchaser and its representatives full and free access to Company’s personnel, properties, contracts, books and records, and other documents and data;
               (b) furnish the Purchaser with copies of all such contracts, books, records and other existing documents and data as the Purchaser may reasonably request; and
               (c) furnish the Purchaser with such additional financial, operating, and other data and information as the Purchaser may reasonably request.
          6.2 Registration Statement. The Company shall, within 120 days after the issuance of the Shares, file a registration statement with the United States Securities and Exchange Commission (the “Registration Statement”).
          6.3 Public Relations/Investor Relations. The Company shall, not later than the effective date of the Registration Statement, enter into an agreement with an investor relations/public relations firm, approved by the Purchaser in its reasonable discretion, to provide the Company investor and public relations services for a period of at least 12 months.
          6.4 Reverse Split. The Company agrees that for a period of one year following the issuance of the Shares it shall not effect a reverse split of the Common Stock.
          6.5 Pre-Emptive Rights.
          (a) The Purchaser shall have a right of first refusal to purchase all or any part of its pro rata share of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. The Purchaser’s pro rata share, for purposes of this Section 6.5, shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by it on a fully diluted basis and the denominator of which is the total number of outstanding shares of Common Stock of the Company on a fully diluted basis.

          (b) “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and rights, options, or warrants to purchase capital stock and securities of any type whatsoever that are, or may become, convertible into capital stock, provided, however, that the term “New Securities” does not include (i) securities issued for the acquisition of another entity by the Company, whether by merger, purchase of substantially all the assets of such entity, or other reorganization; (ii) shares of capital stock issued to employees, directors or consultants of the Company pursuant to a stock option plan approved by the Company’s board of directors; (iii) securities issued as a result of any stock split, stock dividend, or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; and (iv) securities issued upon exercise, conversion or exchange of any existing securities of the Company.
          (c) In the event the Company intends to issue New Securities, it shall give the Purchaser written notice of such intention, describing the type of New Securities to be issued, the price thereof, and the general terms upon which the Company proposes to effect such issuance. The Purchaser shall have 20 days from the date of any such notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company’s notice by giving written notice to the Company stating the quantity of New Securities to be so purchased.
          (d) In the event the Purchaser fails to exercise the foregoing right of first refusal with respect to its pro rata portion of any New Securities within such 20 day period, the Company may within 90 days thereafter sell any or all of the Purchaser’s pro rata portion of its New Securities not agreed to be purchased by the Purchaser, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to the Purchaser pursuant to paragraph (c) of this Section 6.5. In the event the Company has not sold such New Securities within such 90-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Purchaser in the manner provided above.
          (e) The failure of the Purchaser to exercise its rights under this Section 6.5 as to any specific transaction involving the sale of New Securities shall not prejudice or terminate such rights as to any other transaction involving the sale of New Securities, it being understood that the Purchaser’s exercise of its rights under this Section 6.5 as to any transaction involving the sale of New Securities shall not be a condition to its right to exercise such rights as to any subsequent transaction involving the sale of New Securities.
          6.6 Recapitalization, Exchanges, etc. In the event that any Common Stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock, by reason of any reorganization, recapitalization, reclassification, merger, stock dividend, distribution to shareholders or any other change in the capital structure of the Company, the term Common Stock as used herein shall be deemed to include all shares of such Common Stock or other securities, as appropriate, so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Purchaser.

     7. Conditions to the Purchaser’s Obligation to Purchase the Shares.
     The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser is subject to the satisfaction, on or prior to the issuance of the Shares, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
          7.1 Company’s Performance. All of the covenants and obligations that the Company are required to perform or to comply with pursuant to this Agreement at or prior to the issuance of the Shares must have been duly performed and complied with in all material respects.
          7.2 Financial Statements. The Company has delivered the Financial Statements to the Purchaser.
          7.3 Satisfactory Diligence. The Purchaser shall have concluded its due diligence investigation of the Company and its business and all other matters related to the foregoing, and shall be satisfied, in its reasonable discretion, with the results thereof.
     8. Conditions to the Company’s Obligation to Issue the Shares.
     The Company’s obligation to deliver the Shares and to take the other actions required to be taken by the Company is subject to the satisfaction of each of the following conditions (any of which may be waived by the Company, in whole or in part):
          8.1 Accuracy of Representations. All of the Purchaser’s representations and warranties in this Agreement must be accurate in all material respects as of the date the Shares are issued.
          8.2 Company’s Performance. All of the covenants and obligations that the Company are required to perform or to comply with pursuant to this Agreement prior to issuing the Shares must have been duly performed and complied with in all material respects.
     9. Indemnification
          9.1 Indemnification by the Company. Subject to the limitations set forth in this Section 9, the Company shall indemnify, defend, save and hold the Purchaser and its affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns, harmless from and against any and all Losses incurred by the Purchaser arising out of: (a) any breach of any representation or warranty made by the Company in this Agreement; and (b) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement.
          9.2 Indemnification by Purchaser. Subject to the limitations set forth in this Section 9, the Purchaser shall indemnify, defend, save and hold the Company, and its affiliates, officers, directors, shareholders, members, agents representatives, successors and assigns, harmless from and against any and all Losses incurred by the Company arising out of: (a) any breach of any representation or warranty made by the Purchaser in this Agreement; or (ii) the Purchaser’s breach of any covenant or agreement made by the Purchaser in or pursuant to this Agreement.
          9.3 Notice of Claims. If the Purchaser or the Company (each, an “Indemnified Party”) believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Section 9, such Indemnified Party shall so notify the Party from whom indemnification may be claimed (the “Indemnifying Party”) as promptly as practicable, but in any event within 30 calendar days of the date the Indemnified Party obtained actual knowledge of any Losses. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Section 9, such Indemnified Party shall as promptly as practicable, but in any event within 30 calendar days of the date the Indemnified Party obtained actual knowledge, notify the Indemnifying Party of such claim. All notices provided hereunder by the Indemnified Party to the Indemnifying Party shall describe the claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this Section 9.3 shall not affect any of the Indemnified Party’s rights under this Section 9 or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.
          9.4 Opportunity to Defend Third Party Claims. If any action is brought by a third party against any Indemnified Party, the Indemnifying Party shall be entitled, at its own expense: (a) to participate in such action and (b) upon notice to the Indemnified Party made at any time during the course of any such claim, suit, action or proceeding, to assume the defense thereof; provided, however, (i) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall keep the Indemnified Party informed, on a regular basis, of the status of such claim, suit, action or proceeding and (iii) the Indemnifying Party shall consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. The Indemnified Party shall cooperate with respect to any such participation, defense, settlement or compromise. The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of the Indemnified Party’s counsel shall be at the sole expense of the Indemnified Party unless: (l) the Indemnifying Party shall have authorized in writing employment of such counsel at the expense of the Indemnifying Party; (m) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within 30 days after the Indemnifying Party received notice of the Asserted Liability; (n) the Indemnified Party shall have reasonably determined that the Indemnifying Party is not diligently pursuing such action or is not keeping the Indemnified Party reasonably informed of the status of such action; or (o) the Indemnified Party shall have reasonably concluded that a conflict of interest exists between the Indemnified Party and the Indemnifying Party, in any of which events the fees and expenses of one additional counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall not settle or compromise any action or consent to the entry of a judgment without the written consent of the Indemnified Party (which shall not be unreasonably withheld) that: (x) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (y) involves relief other than monetary damages; or (z) places restrictions or conditions on the operation of the business of the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any claim or action effected without its written consent. After payment of any Asserted Liability by the Indemnifying Party, the Indemnified Party, if requested by the Indemnifying Party, shall assign to the Indemnifying Party all rights the Indemnified Party may have against any applicable account debtor or other responsible Person in respect of the Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.
          9.5 Payment of Losses. If an Indemnified Party is entitled to indemnification for Losses hereunder, then the Indemnifying Party shall pay the aggregate amount of such Losses to the Indemnified Party within 15 calendar days after demand therefor.
          9.6 Survival. The representations, warranties, covenants, restrictions and agreements of the Parties contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive and continue in full force and effect, regardless of any investigation made by or on behalf of any Party hereto, for a period of one year. No claim whatsoever may be asserted against an Indemnifying Party hereunder or in connection therewith after the date that such Indemnifying Party’s indemnification obligations have terminated in accordance with this Section 9.6.
     10. Miscellaneous.
          10.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

          10.2 Notice. Each notice, request, demand, direction or other communication (a “Notice”) provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable Party at the address of such Party set forth below in this Section 10.2. When mailed, a Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the third business day after it has been deposited in the mail. When delivered personally, a Notice shall be effective when delivered to the address for the respective Party set forth in this Section 10.2. When sent by telecopier or facsimile, a Notice shall be effective on the date such Notice is sent. Each Notice shall be addressed to the Party to be notified as shown below:

Purchaser:	Nortia Capital Partners, Inc.

Fax No.:

Company:	All American Pet Company, Inc.
16501 Ventura Blvd.
Suite 514
Encino, CA 91436
Attn: Barry Schwartz
Fax No.: (818) 981-2274
Either Party may change his or its respective address for purposes of this Section 10.2 by giving the other Party Notice of the new address in the manner set forth above.
          10.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.
          10.4 Non-Waiver. The waiver of any Party of a breach or a violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement.
          10.5 Amendment. No amendment or modification of this Agreement shall be deemed effective unless and until it has been executed in writing by the Parties to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provision of this Agreement, except by a written instrument that has been executed by the Party charged with such waiver or estoppel.
          10.6 Assignment. This Agreement shall be binding upon each of the Parties, and it shall benefit, respectively, each of the Parties, and their respective successors and assigns. This Agreement shall not be assignable by any Party. There are no third party beneficiaries to this Agreement.
          10.7 Headings. The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument.

     10.9 Governing Law. This Agreement shall be construed under and governed by the laws of the State of Colorado, its rules of conflict of laws notwithstanding.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement is executed on the date set forth above.

NORTIA CAPITAL PARTNERS, INC.	ALL AMERICAN PET COMPANY INC.

By:	By:
Title:	Title:

Name (printed):	Name (printed):